Exhibit 10.07

SETTLEMENT AGREEMENT

&

RELEASE

This Settlement Agreement and Release (“Agreement”) is made and entered into by and between WTA CAMPBELL TECHNOLOGY PARK, LLC, a California limited liability company (“WTA Campbell”), on the one hand, and ZAMBA CORPORATION, a Delaware corporation (“Zamba”), on the other hand.   WTA Campbell and Zamba are referred to herein as “Party” and/or collectively referred to herein as “the Parties.”  By the terms of this Agreement, the Parties agree as follows:

RECITALS

WHEREAS, the parties entered into a Lease dated January 4, 2000, wherein WTA Campbell was the Lessor and Zamba was the Lessee (“the Lease”).  The Lessor leased to Lessee and Lessee leased from Lessor the premises consisting of approximately 28,023 rentable square feet and commonly known as 655 Campbell Technology Parkway, Suite 100, City of Campbell, County of Santa Clara, State of California (“the Premises”).

WHEREAS, on or about July 18, 2002, WTA Campbell through the filing of a Complaint sued Zamba in the California Superior Court, County of Santa Clara, in an action entitled WTA Campbell Technology Park, LLC vs. Zamba Corporation, case number CV 809570 (the “Action”).

WHEREAS, Zamba answered the Action and denied every material allegation contained therein and disputed liability.

WHEREAS, the Parties now desire to settle all claims between and among themselves arising out of and in connection with or otherwise related to the claims made in the Action.

NOW, THEREFORE, in consideration of the respective covenants by, between and among the Parties as set forth below the Parties hereby agree to the following:

AGREEMENT

1. Stipulation for Judgment.   The parties have stipulated to a Judgment, (a copy of which is attached hereto and incorporated herein by reference as “Exhibit A”) pursuant to California Code of Civil Procedure, Section 664.6 in favor of WTA Campbell and against Zamba for the sum of $729,300.00, payable as follows:

(a)           Zamba to pay WTA Campbell $65,000.00 on the first day of each month for a 10-month period, commencing on the later of October 1, 2002, or two business days following execution of this Agreement by the Parties, and ending July 1, 2003 with a final payment of $58,300.00 on August 1, 2003; plus

(b)           Zamba to pay WTA Campbell an additional payment of $15,000.00 on the later of October 1, 2002, or two business days following execution of this Agreement by the Parties; plus

(c)           Zamba to pay WTA Campbell an additional payment of $ 6,000.00 on November 1, 2002; plus

(d).          Zamba Corporation shall vacate the Premises no later than December 8, 2002;

In addition, the Judgment will provide that in the event of a default by Zamba, WTA Campbell shall be entitled to recover reasonable attorneys’ fees and costs incurred in connection with any proceeding to enter, collect and/or enforce the Judgment.

Entry and execution of the Judgment shall be stayed provided that Zamba regularly pays the installments and performs in the manner provided herein.  For the purpose of this Agreement, and pursuant to California Code of Civil Procedure Section 664.6, the Parties stipulate that the Santa Clara County Superior Court shall retain jurisdiction over Zamba to enforce the settlement until performance in full has been achieved of its terms.

In the event Zamba defaults in the payment of the installments or fails to perform in the manner provided herein, WTA Campbell shall provide written notice of said default by faxing said notice to Zamba, Attention: General Counsel, Fax Number (952) 893-3935.  If Zamba fails to cure the default within ten (10) calendar days of said notice, Judgment shall be entered and the balance of the Judgment shall be immediately due and payable and WTA Campbell shall be entitled to take all legal means to execute and collect the unpaid balance and/or enforce the terms of the Judgment.  Zamba hereby expressly waives notice of entry of Judgment, notice of and right to any hearing regarding entry of Judgment.

Provided Zamba vacates the Premises, Zamba’s duties and obligations under the Lease shall terminate.

Provided Zamba regularly pays the installments and performs in the manner provided herein, WTA Campbell, upon the receipt of the last payment as provided herein, will file and serve a Request for Dismissal with Prejudice.

Additionally, the Parties agree that WTA Campbell shall retain the cash Security Deposit which is currently understood to be of $51,834.00 and the remaining balance of the line of credit component of the Security Deposit, which is currently understood to be $3,483.00.

2.  Release.  As and for further consideration of the covenants herein, WTA Campbell does hereby release and discharge Zamba, its employees, agents, representatives, officers, directors, shareholders, successors, attorneys, assigns and insurers, and each of them, of and from any and all claims, demands, liabilities, losses, costs, attorney’s fees, damages, and expenses of any kind whatsoever, known or unknown, actual or contingent relating to or connected with in the Action and/or the Lease.

As and for further consideration of the affirmative covenants herein, Zamba does hereby release and discharge WTA Campbell, its employees, agents, representatives, officers, directors, shareholders, successors, attorneys, assigns and insurers, and each of them, of and from any and all claims, demands, liabilities, losses, costs, attorney’s fees, damages, and expenses of any kind whatsoever, known or unknown, actual or contingent relating to or connected with the Action and/or the Lease.

The Parties expressly waive any and all rights and benefits confirmed upon them by the provisions of any law limiting the scope of a general release, including, but not limited to, Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for.  The Parties expressly agree that the release provisions are given full force and effect in accordance with each and all of their express terms and provisions, including those terms and provisions relating to unknown or unsuspected claims, demands and causes of action, if any, to the same extent as those terms and provisions relating to any other claims and/or causes of action specified above.  The Parties assume the risks of the discovery or understanding of any matter or law which, if known or understood, would in any respect have affected this Agreement.

3. Attorney Fees and Costs.   In the event a dispute arises with respect to any provision of this Agreement or the Judgment, the prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees.

4.  Applicable Law.  The terms of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

5.  Successors and Assigns.  This Agreement shall be binding on the heirs, legal representatives, successors, and assigns of the parties hereto.

6.  Representations and Warranties.  The Parties represent and warrant that they have not assigned, transferred or conveyed to any third party rights to any released claims and the Parties will not commence, maintain, initiate or prosecute, any claim based upon a released claim transferred in violation of this paragraph’s representation or warranty.  Each person that enters into executing this Agreement on behalf of any other person or entity does hereby personally represent and warrant to the other Party(ies) that he or she has the authority to execute this Agreement on behalf of and fully bind, such principal.

7.  Severability.  In the event any portion of this Agreement shall be judicially determined to be invalid or unenforceable to any extent, the same shall extend to be deemed severable from this Agreement and any invalidity or unenforceability thereof shall not affect the validity and unenforceability of the remaining portions of this Agreement.

8.  Integrated Agreement.   This Agreement contains the entire agreement between the Parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

9.  Amendment.  No modification or waiver or discharge of this Agreement shall be valid unless it is in writing and signed by the Party against which the enforcement of the modification, waiver or discharge is or made be sought.

10.  Anti-Waiver.  The failure of any Party to this Agreement to enforce any of its rights arising by reason of any breach of covenant on the part of any other party will not constitute a waiver of such breach.  A waiver of a particular breach will not be deemed to be a waiver of the same or any other subsequent breach.

11.  Independent Advice of Counsel.  The Parties represent and declare that in executing this Agreement, they rely solely upon their own judgment, belief and knowledge and the advice and recommendations of their own independently selected counsel concerning the nature, extent and duration of the rights and claims hereunder and regarding all matters which relate in any way to the subject matter hereof and that, except as provided, they have not been influenced in any way to any extent whatsoever in executing this Agreement by any representation, statements or admissions pertaining to any of the foregoing matters by any party or by persons representing any party to this Agreement.

12. Interpretation.  This Agreement has been jointly negotiated and drafted.  The language in this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.  The Parties agree to execute such other documents, take such other action as may reasonably be necessary to further the purpose of this Agreement.

13.  Force Majeure.  If the performance of any act required by this Agreement or any obligation hereunder is prevented, restricted, delayed or interfered with by reason of an act of God, strike, lockout, labor troubles, restrictive governmental laws or regulations, or any other cause, except financial inability, that is not the fault of the party required to perform the act, the time for performance of the act will be extended for a period equivalent to the period of delay, and performance of the act during the period of delayed will be excused.  However, nothing contained in this paragraph shall excuse the prompt payment of monies by Zamba as required by this Agreement.

14.  Counter-Parts and Execution.  This Agreement may be executed in counter parts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Each party and their representative and/or counsel shall sign four (4) originals, one (1) original of which shall be sent to counsel for each party upon execution.  In addition, a copy of this Agreement executed by a party hereto and telecopied to the other party shall be deemed to constitute delivery of an originally executed copy of this Agreement to the other party.  A facsimile signature shall be enforceable to the same extent as an original signature.

WTA CAMPBELL TECHNOLOGY PARK, LLC, a California limited liability company		ZAMBA CORPORATION, a Delaware corporation

Dated: October 10, 2002		Dated: October 9, 2002

By:	/s/ Carolee White	By:	/s/ Ian Nemerov
Print Name: Carolee White		Print Name: Ian Nemerov
Title: Managing Member		Title: General Counsel